UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 14, 2011

Alpine Alpha 3, Ltd.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53399	75-3264750
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Sitaizi Tengfei Building, 3rd Fl, Huanggu District, Shenyang, PRC 110034
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  86-24-8973-6644
N/A
(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 14, 2011, the Company entered into a letter agreement (the “Letter Agreement”) with Zhangwo USA Holdings Group, Inc., a Delaware corporation (“Zhangwo USA”) and its sole shareholder, Mr. Zhangwo Xu. Pursuant to the Letter Agreement, Mr. Xu transferred 100% of the outstanding shares of common stock of Zhangwo USA held by him, in exchange for an aggregate of 17,000,000 newly issued shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) (the “Share Exchange Transaction”). The shares of our Common Stock acquired by Mr. Xu in such transactions constitute approximately 85.61% of our issued and outstanding Common Stock on a fully-diluted basis giving effect to the Share Exchange Transaction. Zhangwo USA, as a result of the Share Exchange Transaction, became a wholly owned subsidiary of the Company. Zhangwo USA currently does not have any assets.

ITEM 3.02    UNREGISTERED SALES OF EQUITY SECURITIES

Please refer to Item 1.01 “Entry into a Material Definitive Agreement” for a description of the unregistered sales of equity securities pursuant to the Letter Agreement, which is incorporated in its entirety into this Item 3.02.

The issuance of Common Stock under the Letter Agreement was exempt from registration under Regulation S of the Securities Act of 1933.

ITEM 5.01    CHANGES IN CONTROL OF REGISTRANT

On February 2, 2011, Alpine Venture Associates, LLC (the “Seller”) and Zhangwo USA entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which the Seller sold to Zhangwo USA an aggregate of 2,426,865 shares of the Company’s Common Stock (the “Shares”), for an aggregate purchase price of $250,000. In addition, Zhangwo USA agreed to issue an additional number of shares of Common Stock to the Seller so that the Seller and the other shareholders of the Company of record as of February 2, 2011 would own an aggregate of 2% of the outstanding shares of Common Stock immediately prior to the first future offering of the Company’s securities after the date of this Purchase Agreement.

Under the Purchase Agreement, the Seller agreed to indemnify and hold Zhangwo USA and the Company harmless from the breach by the Seller of any representations made by the Seller in the Purchase Agreement and certain liabilities and obligations of the Company related to the period prior to the closing of the purchase of the Shares (the “Closing”).

Pursuant to the Purchase Agreement, James Hahn, the sole officer of the Company resigned from all his positions at the Company effective as of April 14, 2011 and Mr. Hahn’s resignation as the sole director of the Company will be effective eleven days after a definitive Information Statement prepared in accordance with Securities and Exchange Commission (“SEC”) Rule 14f-1 (the “Information Statement”) is disseminated to the shareholders of the Company. On April 14, 2011, Mr. Zhangwo Xu was elected as Chief Executive Officer, President and a director of the Company.

As a result of these transactions, including the Share Exchange Transaction, control of the Company passed to Mr. Zhangwo Xu.

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 14, 2011, James Hahn, the sole officer of the Company resigned as Chief Executive Officer, President, Chief Financial Officer, a director and all his positions at the Company. The resignation of Mr. Hahn was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices. The resignation of James Hahn as a director of the Company will become effective on the eleventh day after the Information Statement is distributed to shareholders of the Company. Effective as of April 14, 2011, Mr. Zhangwo Xu was elected as Chief Executive Officer, President and a director of the Company.

Below is a brief biography of Mr. Zhangwo Xu:

Zhangwo Xu, age 45, became President, Chief Executive Officer and a director of the Company on April 11, 2011. Since 2004, Mr. Xu has been the Chairman and Chief Executive Officer of Shanxi Zhangwo Automobiles Sales Group Co., Ltd., a company in the business of car sales and distribution. Mr. Xu is also Chairman and Chief Executive Officer of Shenyang Zhangwo Holdings Group Co., Ltd., a bus manufacturer and car parts distributor since 2007. Mr. Xu is responsible for the formulation and deployment of the overall strategy of Shenyang Zhangwo Holdings Group Co., Ltd. and Shanxi Zhangwo Automobiles Sales Group Co., Ltd.  He graduated from Jinjiang Yonghe Yingdun Middle School in 1982 and he has over 17 years of related business experience.

There is no compensatory arrangement between the Company and Mr. Xu as of the date of this Report.

 Item 9.01.        Financial Statements and Exhibits

 (d) Exhibits:
 10.1    Letter Agreement between the Company, Mr. Xu and Zhangwo USA Holdings Group, Inc., dated as of April 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALPINE ALPHA 3, LTD.
(Registrant)

Date: April 20, 2011	By:	/s/ Zhangwo Xu
Chief Executive Officer and President